Exhibit 99.1
FOR IMMEDIATE RELEASE: February 22, 2008 PR08-04
CANYON RESOURCES COMPLETES POSITIVE REWARD PROJECT FEASIBILITY STUDY AND
ANNOUNCES ADDITIONAL RESERVES
Golden, CO — Canyon Resources Corporation (AMEX:CAU), has completed a positive economic feasibility study for its Reward Gold Project located near Beatty, Nevada. The feasibility study, prepared by Chlumsky, Armbrust & Meyer LLC of Lakewood, Colorado, envisions development of a conventional open pit mining, ore crushing, and heap leach gold production operation. The study recommends development of the project.
Proven and probable mineral reserves estimated in the feasibility study total 5.2 million tons averaging 0.027 ounces per ton (opt) containing 138,000 ounces of gold based on a gold price of US$575 per ounce and a strip ratio of 2.0 tons of waste per ton of ore. The Reward operation is expected to produce approximately 117,000 ounces of gold over a four year mine life at an estimated average cash cost of $409 per ounce of gold produced. This production would provide an undiscounted cash flow of $14.6 million and an internal rate of return of 13.2% at a $700 gold price. The feasibility study includes capital costs for crushing and process plants, facilities and infrastructure, mining fleet and pre-production stripping of $24.3 million. Break-even full cash cost inclusive of capital is $564 per ounce. At a gold price of $900 per ounce, the project would develop an internal rate of return of 32.8% and an undiscounted net cash flow of approximately $36 million without allowance for reserve expansion.
The feasibility study also developed an alternative case using a $700 pit design that contains in-place mineralized material of 6.4 million tons grading 0.025 opt with a waste to ore strip ratio of 2.2 using a variable cutoff grade. This case would require an additional $1.1 million in pre-production capital over the base case. This larger pit is expected to produce 134,100 ounces of gold over a five year mine life at an estimated average cash cost of $449 per ounce generating an IRR of 11% and an undiscounted net cash flow of $15.4 million using a $700 gold price. At a $900 gold price, this case produces an IRR of 30% and an undiscounted net cash flow of $40.3 million.
“The feasibility study demonstrates the robust economic potential of the Reward Project. We believe that the estimated capital costs for this project are achievable and that the operating cost structure is typical of open pit mines in Nevada today. The Reward Project has reserve expansion potential both along strike and down-dip that may be developed through future drilling with cash flow from the operation. The project has been carefully designed to create the smallest environmental footprint possible and the permitting process is well advanced. We look forward to moving this project rapidly towards production,” states James Hesketh, President and CEO.
Initial capital costs can be reduced in both the $575 and $700 cases by using contract mining. Based on actual contract mining quotes, initial capital purchases for mining equipment and shops can be reduced by approximately $7.5 million, while overall life-of-mine mining costs are increased by approximately $5.3 million for the $575 pit case and higher in the $700 pit case. Further studies will be completed and reviewed comparing the use of contract mining versus owner mining prior to development.
Final reclamation and closure cost, which is included in overall production cost, is estimated at approximately $2.5 million for the base case. The cost for reclamation and closure bonds of approximately $5.3 million was estimated using the State of Nevada statutory cost estimating model and is subject to final approval by State regulatory authorities. Bonds may be posted using a number of financial instruments including cash. This amount would be in addition to the capital estimates stated above.

Mining operations at Reward would utilize conventional 100-ton open pit trucks and compatible loaders. Mined ore will be crushed to minus 3/8 inch and placed on a lined pad for leaching and gold recovery. Process solutions will be captured in solution tanks and circulated through activated carbon to capture entrained gold. This loaded carbon would subsequently be dewatered, packaged, and transported for final gold recovery to either Canyon’s Briggs Mine in Inyo County, California or to a third party processing facility.
For additional information on Canyon Resources and the Reward Project, please visit our website at www.canyonresources.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, feasibility and drilling studies related to potential open pit mining design for the Reward gold project, mineralized material estimates, reserves estimates, potential capitalized and operating costs, drilling capability and the potential construction of the Reward gold project. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of reserves, mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com